Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

EXACTTARGET, INC.

at

$33.75 Net Per Share

by

EXCALIBUR ACQUISITION CORP.,

a wholly owned subsidiary

of

SALESFORCE.COM, INC.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated June 12, 2013 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto and the Offer to Purchase, collectively constitute the “Offer”) in connection with the offer by Excalibur Acquisition Corp., a Delaware corporation (the “Purchaser”), and wholly owned subsidiary of salesforce.com, inc., a Delaware corporation (“salesforce.com”), to purchase for cash all outstanding shares of common stock, par value $0.0005 per share (the “Shares”) of ExactTarget, Inc., a Delaware corporation (“ExactTarget”). The Offer is being made in connection with the Acquisition Agreement, dated as of June 3, 2013, by and among the Purchaser, salesforce.com and ExactTarget (as it may be amended from time to time, the “Acquisition Agreement”), pursuant to which, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into ExactTarget, and ExactTarget will become a wholly owned subsidiary of salesforce.com (the “Merger”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $33.75 per Share, net to you in cash without interest thereon, less any required withholding taxes.

2. The Offer and the withdrawal rights will expire at 12:00 Midnight, New York City Time, on Wednesday, July 10, 2013 (which is the end of the day on Wednesday, July 10, 2013), unless Purchaser shall have extended the period of time for which the Offer is open as described in the Offer to Purchase (the latest date and time at which the Offer is open, the “Expiration Date”).

3. The Offer is conditioned upon, among other things:

(a) there be validly tendered in accordance with the terms of the Offer and not validly withdrawn a number of Shares that, together with any outstanding Shares then owned by salesforce.com and the Purchaser, represents more than 50% of all the then outstanding Shares (the “Minimum Condition”);

(b) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(c) the absence of any governmental orders or any laws that would prohibit or prevent the Offer or the Merger in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations;

(d) the absence of any governmental proceedings that would, among other things, prohibit or prevent the Offer or the Merger in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations; and

(e) the absence of any material adverse effect on ExactTarget.

If any of these conditions is not satisfied at or prior to the Expiration Date, the Purchaser (a) will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), pay for Shares that are validly tendered in the Offer, and (b) may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any Shares that are validly tendered in the Offer. Salesforce.com or the Purchaser may waive any of the conditions to the Offer without the prior consent of ExactTarget, except for the Minimum Condition described in paragraph (a) above. The Offer is not conditioned upon salesforce.com or the Purchaser obtaining financing.

4. Any stock transfer taxes applicable to the sale of the Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ExactTarget, Inc.

by

Excalibur Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 12, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Excalibur Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.0005 per share (the “Shares”), of ExactTarget, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE

Number of Shares to be Tendered[1]

Account Number	Signature(s)

Tax Identification or Social Security Number(s)	Name(s)

Dated , 2013
Address(es)

Zip Code

Please return this form to the brokerage firm or other nominee maintaining your account.

[1]	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.